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                                                              Exhibit 3.1(ii)

                                CONFORMED COPY OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                LKQ CORPORATION,

                               AS AMENDED TO DATE

         [Conformed copy giving effect to all amendments since the date of the filing of the original Certificate of Incorporation on February 13, 1998.]

                  FIRST: The name of the corporation is LKQ Corporation.

                  SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, par value $.01 per share.

                  FIFTH: Meetings of the stockholders may be held within or outside the State of Delaware, as the bylaws may provide. Special meetings of the stockholders of the corporation may be called only by the Chairman of the Board of the corporation or by a resolution adopted by the affirmative vote of a majority of the board of directors.

                  SIXTH: The number of directors constituting the board of directors shall be that number as shall be fixed by the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

                  SEVENTH: The board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation. The stockholders shall also have the power to adopt, amend or repeal the bylaws of the corporation.

                  EIGHTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

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                  NINTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  TENTH: The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

                  ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights and powers conferred herein upon stockholders are granted subject to this reservation.

                  TWELFTH: The name and mailing address of the incorporator is as follows:

                   Name                              Mailing Address
                   ----                              ---------------

                   Victor M. Casini                  676 North Michigan Avenue
                                                     Suite 4000
                                                     Chicago, Illinois  60611

                  IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Conformed Copy of the Certificate of Incorporation of LKQ Corporation this 6th day of June, 2003.



                                       LKQ CORPORATION


                                       By:  /s/  Victor M. Casini
                                          --------------------------------------
                                            Name:  Victor M. Casini
                                            Title:  Vice President, General
                                            Counsel and Secretary

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